EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Inter Parfums, Inc.:

We consent to the incorporation by reference in this Inter Parfums, Inc. registration statement on Form S-8 of our report dated March 26, 2004, relating to the consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows of Inter Parfums, Inc. and subsidiaries for the year ended December 31, 2003 and the related financial statement schedule, which report appears in the December 31, 2005 Annual Report on Form 10-K of Inter Parfums, Inc.

KPMG LLP

New York, New York
August 29, 2006